PROMISSORY NOTE

$40,000	August16, 2007

FOR VALUE RECEIVED, the undersigned, Brian Haveson (hereinafter referred to as "Maker") hereby promises to pay to the order of Lightning Poker, Inc., a Pennsylvania corporation or its successors and assigns (hereinafter referred to as "Payee or Lender") the principal sum of Forty Thousand Dollars ($40,000), together with interest on the unpaid principal amount of this Promissory Note (“Note”) outstanding at the rate of 8% per annum in the manner and upon the terms and conditions set forth below.

The principal and interest on the unpaid principal amount of this Note, or any portion thereof, shall be paid in full in cash or by delivering to New Corp Inc., an affiliate of Lightning Poker Inc. all the shares of Red Pearl Acquisition Corp. on or before December 31, 2007.

The amount of interest accruing hereunder shall be computed on an actual day, 365/366 day year basis. All payments hereunder shall be made in lawful currency of the United States in federal or other immediately available funds at the office of Payee, or at such other place as the holder hereof may designate in writing.

This Note is issued pursuant to that certain Loan Agreement dated as of August__, 2007, by and among Maker and Payee, (collectively, the “Loan Agreement”) and is subject to the terms and conditions thereof. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

With the prior written consent of the Lender (as defined in the Loan Agreement), Maker may prepay this Note at any time in whole or in part without payment of penalty or unearned interest; provided, however, that any such prepayment of principal shall be accompanied by the payment of interest accrued to the date of such prepayment and all costs, expenses or charges then owed to Payee pursuant to this Note.

Maker hereby expressly waives presentment, demand, protest and notice of any kind.

Upon the occurrence of any one of the following events (the "Events of Default"), the entire principal amount outstanding hereunder and accrued interest together with all other sums due hereunder shall at the option of the Lender, without any prior notice, presentment or demand, become immediately due and payable in full:

(i)             Failure of Maker to make principal or interest payments when due or otherwise to fail to perform or comply with any of its material obligations under this Note or the Loan Agreement where such failure continues for 10 days in the case of a payment failure and 30 days in the case of any other failure after notice is sent to Maker by the Lender; or

(ii)           An assignment by Maker for the benefit of its creditors, or the commencement by or against Maker of any bankruptcy, insolvency, liquidation, receivership or similar proceedings; or

(iii)          Maker shall assign or transfer its obligations under this Note without the prior written consent of the Lender; or

(iv)          The dissolution of Maker; or

(v)           The entry of a judgment against Maker in excess of $50,000, which judgment shall remain unstayed or undischarged for a period of 60 days.

In addition to the rights and remedies given it by this Note, Payee shall have all those rights and remedies allowed by applicable laws. The rights and remedies of Payee are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others. Maker shall be liable for all costs, expenses and attorneys' fees incurred by Payee in connection with the collection of the indebtedness evidenced by the Note.

No delay or omission of Payee or its assignee in exercising any power or right hereunder, and no partial exercise of such power or right, shall operate in any way as a waiver or impairment of any subsequent or further exercise thereof. Payee or its assignee shall not be liable for or prejudiced by failure to collect or lack of diligence in bringing suit on this Note or any renewal or extension hereof.

Maker may not assign or transfer its obligation hereunder without the prior written consent of the Lender. This Note may not be assigned by Payee without the consent of Maker.

This Note may be amended only by a written instrument executed by Maker, Payee and the Lender.

This Note shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania.

WITNESS the due execution of this Note, intending to be legally bound, on the day and year written above.

Brain Haveson.

: /s/ Brain Haveson

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